Exhibit 99.1

On Tuesday, July 12, 2022 9:15 AM

Chairman’s Letter to Cinedigm Shareholders Outlines Continued Positive Business Momentum Following Strong Performance in the Prior Fiscal Year

Company Expects to Achieve Significant Topline Growth, Sustainable Long-Term Profitability and Positive Cash Flow in Current Fiscal Year Through New Business Initiatives and Significant Cost Savings

LOS ANGELES, CA / ACCESSWIRE / July 12, 2022 / Cinedigm Corp. (“Cinedigm” or the “Company”) (NASDAQ:CIDM), a premier streaming technology and entertainment company super-serving enthusiast fan bases, today released comments by Chairman and CEO Chris McGurk highlighting the Company’s positive business momentum, growth trajectory, financial targets and plan for sustainable profitability and positive cash flow by the fiscal fourth quarter, ending March 31, 2023. This follows the recent reporting of very strong across-the-board financial results for the quarter and full 2022 fiscal year which ended March 31, 2022:

Dear Fellow Shareholders,

I believe it is important, following the recent release of Cinedigm’s outstanding business and financial performance for the quarter and fiscal year ended March 31, 2022, to reach out to our shareholders to underscore that our go-forward growth prospects and business momentum are more positive than ever and that the Company is rapidly moving to a position of sustainable profitability and positive cash flow by the fourth quarter of this current fiscal year, ending March 31, 2023.

I want to reiterate how our vastly increased scale, following seven key roll-up acquisitions and a multi-year investment program in technology, streaming channels and content, has enabled Cinedigm to become an increasingly impactful player in the streaming content and technology business, and has set the stage for the Company to launch four key internal growth initiatives. We expect these initiatives, along with international business expansion, to generate incremental annual high margin revenues of over $50 million at steady state, with only minor added investment. In addition, the synergies and scale benefits from recently acquired assets will enable us to dramatically streamline our cost structure. We expect to generate at least $7.5 million in annual cost savings when we complete our streamlining this year.

Clarification Regarding the Company’s Potential Buy-Back and Nasdaq Minimum Bid Requirements

I would also like to clarify our position on the Company’s current market valuation, particularly as it applies to a potential stock-buyback program or a potential reverse split, two issues that I know interest our shareholders. Clearly, macroeconomic and geopolitical issues have severely depressed the equity markets across the board, especially in our sector. As a large shareholder who has purchased several hundred thousand Cinedigm shares over the years at a weighted average share price well above $1.50, I understand the frustration that all our shareholders are feeling, particularly since our business and financial performance has been and is expected to continue to be outstanding.

As I mentioned on the earnings call, given the significant discount on our current stock price, the Board is considering a stock buyback program. We will update shareholders as soon as we can regarding any decision in that arena.

Additionally, regarding the NASDAQ listing minimum $1 per share bid requirement, we believe our best course of action is to keep over-performing and educating investors about our positive business narrative and results. Getting the stock price back up above $1 per share, where it belongs, is the best course of action here and we have some time to do it. More on that later in this letter.

Results Recap

Let me recap our strong results from the last fiscal quarter and year ended March 31, 2022:

●	For the quarter, our total revenues were $16.9 million, up 104% over the prior year quarter. Our Adjusted EBITDA was $3.5 million in the quarter, up $6.0 million over the prior year quarter. Our net loss of $2.6 million in the quarter, or $(0.01) per share, improved by $4.3 million, or $0.04 per share, over the prior year quarter.

●	For the full year fiscal 2022, our total revenues grew 78% to $56.1 million, led by overall streaming channel revenue growth of 108% and ad-supported revenue growth of 147%. Our Adjusted EBITDA was $11.0 million for the full year, an increase of $13.9 million over the prior year. Our net income for the full year was $1.8 million, or $0.01 per share, versus a net loss of $63.2 million, or $(0.49) per share, in the prior year.

●	We ended the year with no debt, over $13 million in cash, and with our strongest balance sheet position ever.

Our results dramatically exceeded industry growth and our own very aggressive internal expectations going into the quarter and full year. We have now registered six straight record quarters of streaming revenue, and continued to see rapid growth in users, minutes viewed, and ads served as we solidify our market position as the leading independent player in the streaming, technology, and content space.

We expect this growth momentum to continue during our fiscal year 2023 and beyond. For fiscal year 2023 (April 1, 2022-March 31, 2023), despite lapping tremendous streaming revenue growth over the last two years, we fully expect to exceed our long-term target of over 50% annual revenue growth in streaming. We also expect to generate significant growth in total full-year consolidated revenues for the Company even though we will not record near the level of long-planned legacy digital equipment sales that we registered last year.

Why Our Rapid Growth Momentum Contrasts to the Challenges Facing Large General Entertainment Streamers

The reason for our continued rapid momentum is that our streaming content and technology portfolio strategy, which I outlined on the last earnings call on June 28th, is performing extremely well, and our business continues to quickly scale. This is contrary to many of the negative sentiments currently encircling the large general entertainment players in the streaming sector. The fact is that the streaming content business remains by far the fastest growing segment of the entertainment business and is tailormade for a company like Cinedigm.

That’s because we have a unique, risk-advantaged portfolio strategy, different from the major general entertainment streamers in the business that typically depend on a single channel or revenue model (mostly subscription) or a major new film or TV series to succeed. Instead, we generate revenues from every element of the streaming business with our 30-channel enthusiast targeted channel portfolio, our 46,000-title content library, a robust content licensing business that involves every major streaming player including Netflix, Amazon and Hulu, and a proprietary streaming and content aggregation technology in Matchpoint™ that is second to none.

And we are employing those assets and our strategy to maximum effect. In our first fiscal quarter of 2023, that ended on June 30, 2022, we continue to see tremendous results, particularly in the ad-supported arena where it appears we are putting up yet another record quarter despite concerns by some observers about the near-term upside to the overall streaming ad business. We expect this success to continue over this fiscal year, particularly with all the political ad dollars flowing in for the midterm elections.

Outlook, Key Growth Initiatives and Operational Cost Savings

Our results in the current fiscal 2023year will also reflect significant benefits from the four key internal growth initiatives that we detailed on the last earnings call, which, together with our nascent international business expansion, particularly in Latin America and South Asia, we expect will generate over $50 million in high margin annual revenues once they reach a steady state.

Key Internal Growth Initiatives:

1.	The rollout of Cineverse, the latest and best element of our long-term channel strategy, which will provide consolidated access and cross promotion for all our streaming properties and content.

2.	The aggressive expansion of Cinedigm’s high-margin Podcast Network, already 25 podcasts strong with 50 million downloads and a 100-podcast goal in the next 24 months.

3.	The rapid launch of our comprehensive in-house ad solution to capture more of the upside in the still exploding ad-supported streaming business.

4.	The rollout of Matchpoint 2.0, just recently announced, which will generate significant additional revenue opportunities via SaaS services and content aggregation.

Cinedigm’s multi-year investments in technology, streaming channels and content made these initiatives possible. They leverage our dramatically scaled-up asset and operating base and have minimal additional overhead and working capital requirements.

Our seven roll-up acquisitions completed over the past year and a half brought in 15 new streaming channels, 15,000 new titles for our library, and full ownership of our proprietary Matchpoint technology. Together, they are the key accelerant of our rapidly expanding streaming footprint. The full integration of those acquisitions, which we are in the final stage of completing, is also an important driver of the more than $7.5 million in annual operational cost savings we expect to deliver this year.

In addition to SG&A savings from this acquisition integration, these overall cost savings will also come from improved OPEX leverage due to our vastly increased scale, the wind down of legacy Digital Cinema operations and several major operational cost renegotiations in Cinedigm Networks that are also scale and technology driven. These significant operational cost savings, combined with the immediate revenue and margin benefits from the launch of our four key business initiatives, are a key reason that we should achieve sustainable profitability and positive cash flow by the end of this current fiscal year ending nine months from now.

Further Addressing Our Current Valuation, Market Sentiments and Path to Continued Success

Now let me speak further to the Company’s current valuation and market sentiments. As I just outlined, despite market conditions and our current depressed share price, I am very bullish about Cinedigm’s outlook over both the near and long-term from a growth and profitability standpoint, and I reject the negative market sentiments being fueled in many cases by short sellers and others who seek to take advantage of the current environment to create fear for investors.

As I said previously, we believe the best way to deal with the NASDAQ listing minimum price issue is to continue to work to get our valuation back where it belongs and where we were trading before, well above $1 per share. We have until October 2022 to get above $1 per share and we also may be eligible for an extension of up to 180 days (April 2023) to return to compliance with the listing requirement. So, we have ample time to make compliance happen, and we remain focused on our winning strategy, creating jobs and growing an exciting business while we continue to outperform the industry and educate investors about the clear upside value to our equity.

To conclude, while the markets have been extremely challenging over the last several months, Cinedigm is in the strongest position ever to continue to build a high growth, profitable and cash flow positive business that should reward shareholders who have a long-term perspective with significant growth in value. With the tremendous results we reported this last fiscal year, the continued rapid growth in our streaming revenues and metrics that continue in this current first fiscal quarter, and with our four new high-margin internal initiatives rolling out, the Cinedigm team is more confident than ever that our business and financial momentum will continue in fiscal 2023 and for years to come as we work toward our goal of sustained profitability this year and achieving a $150 million revenue in 2-4 years’ time.

Expressing Thanks and Gratitude for Employees and Shareholders

Before I end my remarks, I want to acknowledge the efforts of all the Company’s employees in executing our business transition so flawlessly over the years and helping to build Cinedigm into a premier independent streaming content and technology company. Our employees are Cinedigm’s greatest asset, and I would like to thank each of them for their expertise, hard work and dedication - all of which have made Cinedigm a success.

I want to thank all our shareholders for their trust, patience, and support of Cinedigm. Our future remains extremely bright, and we look forward to communicating with you further when we expect to report our first quarter results in August.

Sincerely,

Chris McGurk

Chairman & CEO

Cinedigm Corp.

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About Cinedigm

For over 20 years, Cinedigm (NASDAQ:CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains consumers around the globe by providing premium feature film and television series, enthusiast streaming channels and technology services to the world’s largest media, retail, and technology companies. Cinedigm continues its legacy as an innovator through its adoption of next-generation technologies, such as artificial intelligence and machine learning, across its proprietary, highly scalable Matchpoint® technology platform. For more information, visit cinedigm.com.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn (https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

Safe Harbor Statement

Investors and readers are cautioned that certain statements contained in this document, as well as some statements in periodic press releases and some oral statements of Cinedigm officials during presentations about Cinedigm, along with Cinedigm’s filings with the Securities and Exchange Commission, including Cinedigm’s registration statements, quarterly reports on Form 10-Q and annual report on Form 10-K, are “forward-looking’’ statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act’’). Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “expects,” “anticipates,’’ “intends,’’ “plans,’’ “could,” “might,” “believes,’’ “seeks,” “estimates’’ or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by Cinedigm’s management, are also forward-looking statements as defined by the Act. Forward-looking statements are based on current expectations and projections about future events and are subject to various risks, uncertainties and assumptions about Cinedigm, its technology, economic and market factors and the industries in which Cinedigm does business, among other things. These statements are not guarantees of future performance and Cinedigm undertakes no specific obligation or intention to update these statements after the date of this release.

For additional information
Investor Relations Contact:	Media Contact:
High Touch Investor Relations	The Lippin Group
Laura Kiernan	Matt Biscuiti
Cinedigm@htir.net	matt@lippingroup.com
SOURCE: Cinedigm Corp.